CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                                  MODACAD, INC.



MAURIZIO VECCHIONE and LEE FREEDMAN certify that:

1. They are the president and chief financial officer, respectively, of MODACAD, INC., a California corporation (the "Corporation").

2. The following amendment of the articles of incorporation has been duly approved by the Board of Directors of the Corporation.

3. The following amendment of the articles of incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code. The number of outstanding shares of the sole class of shares entitled to vote with respect to the amendment was 7,401,515, and the number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

4. Article 1 of the articles of incorporation is hereby amended to read in its entirety as follows:

                                       "I
              The name of this corporation is STYLECLICK.COM INC."

5.   This certificate of amendment shall become effective on July 19, 1999.

     We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  July 16, 1999
                                          /s/ MAURIZIO VECCHIONE
                                          ----------------------------------
                                          MAURIZIO VECCHIONE, President


                                          /s/ LEE FREEDMAN
                                          ----------------------------------
                                          LEE FREEDMAN, Chief Financial Officer